Exhibit 10.6.1
ENERGY RECOVERY, INC.
AMENDMENT TO 2008 EQUITY INCENTIVE PLAN
(AMENDED AS OF JUNE 13, 2008)
     Section 3.1 of the Energy Recovery, Inc. 2008 Equity Incentive Plan is hereby amended and restated in its entirety to read:
     3.1 Basic Limitation. Common Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of shares of Common Stock authorized for issuance or transfer under the Plan is 1,400,000 shares of Common Stock, plus the additional Common Stock described in Sections 3.2 and 3.3. The number of shares of Common Stock that are subject to Awards outstanding at any time under the Plan shall not exceed the number of shares of Common Stock that then remain available for issuance under the Plan. All Common Stock available under the Plan may be issued upon the exercise of ISOs. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 10.